Exhibit 2.1

AMENDMENT NO. 4 TO BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 4 TO BUSINESS COMBINATION AGREEMENT (this “Amendment”), is made and entered into as of September 30, 2024, by and among Mars Acquisition Corp., a Cayman Island exempted company (the “Purchaser”), ScanTech AI Systems Inc., a Delaware corporation and a wholly owned subsidiary of Mars (“Pubco”), Mars Merger Sub I Corp., a Cayman Islands exempted company and a wholly owned subsidiary of Mars (“Purchaser Merger Sub”), Mars Merger Sub II LLC, a Delaware limited liability company and a wholly owned subsidiary of Pubco (“Company Merger Sub”), ScanTech Identification Beam Systems, LLC, a Delaware limited liability company (the “Company” or “ScanTech”), and Dolan Falconer in the capacity as the representative from and after the Effective Time for the Company Holder Participants as of immediately prior to the Effective (the “Seller Representative”). Capitalized terms not otherwise defined in this Amendment shall have the meaning given to them in the Business Combination Agreement (as defined below).

WITNESSETH:

WHEREAS, the parties hereto are parties to a Business Combination Agreement, dated as of September 5, 2023 (the “Business Combination Agreement”) by and among, (i) the Purchaser, (ii) Pubco, (iii) Purchaser Merger Sub, (iv) the Company Merger Sub, (v) ScanTech and (vi) the Seller Representative (collectively, the “Parties”);

WHEREAS, the parties hereto have entered into Amendment No. 1 to Business Combination Agreement on December 19, 2023 to extend the Outside Date (as defined below) to May 15, 2024;

WHEREAS, the parties hereto have entered into Amendment No. 2 to Business Combination Agreement on April 2, 2024 to amend sections 1.8. 1.11(b), and 11.1;

WHEREAS, the parties hereto have entered into Amendment No. 3 to Business Combination Agreement on April 17, 2024 to extend the Outside Date (as defined below) to September 30, 2024;

WHEREAS, in accordance with the terms of Section 10.11 of the Business Combination Agreement, the Parties desire to amend the Business Combination Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer and the Company agree as follows:

Section 1.    Amendments to the Business Combination Agreement.

(a)    Section 8.1(b) shall hereby be amended and restated in its entirety as follows:

“by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by November 15, 2024 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date.”

(b)    Section 1.11(b) shall hereby be amended and restated in its entirety as follows:

“Purchaser Ordinary Shares.   Every issued and outstanding Purchaser Ordinary Share (other than those described in Section 1.11(c), Section 1.11(d) and Section 1.11(e) below) that is not redeemed in the Closing Redemption shall become and be converted automatically at the Effective Time into the right to receive (i) one (1) share of Pubco Common Stock and (ii) two (2.0) share of Pubco Common Stock, or a convertible security automatically convertible or exercisable for two (2.0) share of Pubco Common Stock after 90 days following the Closing or such other period as may be agreed by the Purchaser and the Company and with such other terms as may be agreed by the Purchaser and the Company (together, the “Per Share Purchaser Merger Consideration”), following which, all Purchaser Ordinary Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of any certificates previously evidencing Purchaser Ordinary Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law. Any certificate previously evidencing Purchaser Ordinary Shares shall be exchanged for a certificate (if required by Law) representing the same number of shares of Pubco Common Stock upon the surrender of such certificate in accordance with Section 1.13. Any certificate formerly representing Purchaser Ordinary Shares (other those described in Section 1.10(d) and Section 1.11(e) below) shall thereafter represent only the right to receive the same number of shares of Pubco Common Stock.

It is hereby confirmed that the Insiders shall receive a total of 6,550,400 shares of Pubco Common Stock, which includes: (i) 2,116,000 Ordinary Shares; (ii) 78,200 Ordinary Shares underlying the Rights; (iii) 41,400 shares of Pubco Common Stock issued in connection with the two promissory notes entered into on March 31, 2024, and April 30, 2024, between Mars and affiliates of the Sponsor for loans for working capital purposes (the “Notes”); and (iv) 4,314,800 additional shares of Pubco Common Stock, which includes 2 shares of Pubco Common Stock for every (a) 2,116,000 Ordinary Shares and (b) 41,400 shares of Pubco Common Stock issued in connection with the Notes, pursuant to Section 1.11(b) of the Business Combination Agreement.

It is hereby confirmed that Maxim shall receive a total of 828,000 shares of Pubco Common Stock, which includes: (i) 276,000 Ordinary Shares and (ii) 552,000 additional shares of Pubco Common Stock pursuant to this Section 1.11(b) of the Business Combination Agreement.

It is hereby confirmed that, assuming there is no redemption, the Public Shareholders shall receive a total of 7,986,972 shares of Pubco Common Stock, which includes: (i) 2,081,432 Ordinary Shares, (ii) 1,380,000 Ordinary Shares underlying the Rights, (iii) 362,676 shares of Pubco Common Stock to be issued to Public Shareholders in connection with the Initial Extension Meeting, and (iv) 4,162,864 additional shares of Pubco Common Stock pursuant to Section 1.11(b) of the Business Combination Agreement.

It is hereby confirmed that the extra shares shall be issued, the later of 90 days after the Closing or promptly after the post-Closing S-1 goes effective, to Non-Redeeming Shareholders who have not sold their shares between the Closing and the 90th day after the Closing. The Company and the Purchaser hereby agree there will be no other changes to the share issuance to the Non-Redeeming Shareholders.”

(c)    Section 7.2 is hereby amended to add the following clauses:

“Section 7.2 (g) Pursuant to the terms of a Promissory Bridge Note between SIBS and Seaport Group SIBS, LLC, dated March 27, 2024, as amended, the Company will arrange to issue 1,078,764 shares of Pubco Common Stock and fulfill other obligations to Seaport Group SIBS, LLC, under terms and arrangements substantially similar to those in the definitive subscription agreements entered into on April 2, 2024, and May 29, 2024, by and among Polar Multi-Strategy Master Fund, Mars, and ScanTech (the “Subscription Agreements”).

Section 7.2 (h) Pursuant to the terms of a Promissory Bridge Note between SIBS and Aegus Corp., dated May 7, 2024, as amended, the Company will arrange to issue 234,380 shares of Pubco Common Stock and fulfill other obligations to Aegus Corp., under terms and arrangements substantially similar to those in the Subscription Agreements.

Section 7.2 (i) Pursuant to a Promissory Note Forbearance Agreement between SIBS and Seaport Group SIBS, LLC, as amended, the Company will arrange to issue 70,466 shares of Pubco Common Stock and fulfill other obligations to Seaport Group SIBS LLC, under terms and arrangements substantially similar to those in the Subscription Agreements.

(d)   Section 1.8 shall be deleted in its entirety and replaced with the following:

1.8   Merger Consideration. The aggregate consideration to be paid to Company Holders pursuant to the Company Merger (the “Merger Consideration”) shall be a number of shares of Pubco Common Stock with an aggregate value equal to One Hundred Forty Million U.S. Dollars ($140,000,000) minus (or plus, if negative) the amount of the Closing Net Debt that exceeds of $20 million (for the avoidance of doubt, if the Closing Net Debt is $25 million, the adjustment shall be made by deducting $5 million from the Merger Consideration), with each Company Holder receiving for each Company Common LLC Unit held a number of shares of Pubco Common Stock equal to (a) the Per Unit Price, divided by (b) $9.87 (the “Conversion Ratio”) (as rounded down to the nearest whole number). Additionally, after the Closing, subject to the terms and conditions set forth in this Agreement, the Company Holder Participants shall have the contingent right to receive Earnout Shares from Pubco as additional consideration if the applicable Earnout Milestones as set forth in Section 1.10 are satisfied.

Section 2.    Effectiveness of Amendment.   Upon the execution and delivery hereof, the Business Combination Agreement shall thereupon be deemed to be amended as hereinabove set forth as fully and with the same effect as if the amendments made hereby were originally set forth in the Business Combination Agreement, and this Amendment and the Business Combination Agreement shall henceforth respectively be read, taken and construed as one and the same instrument, but such amendments shall not operate so as to render invalid or improper any action heretofore taken under the Business Combination Agreement.

Section 3.    General Provisions.

(a)   Miscellaneous.   This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Amendment may be executed and delivered by facsimile or PDF transmission.

(b)   Business Combination Agreement in Effect.   Except as specifically provided for in this Amendment, the Business Combination Agreement shall remain unmodified and in full force and effect.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the date first written above.

The Purchaser:
Mars Acquisition Corp.

By:	/s/ Karl Brenza
Name:	Karl Brenza
Title:	CEO and CFO

Pubco:
ScanTech AI Systems Inc.

By:	/s/ Karl Brenza
Name:	Karl Brenza
Title:	Director

Purchaser Merger Sub:
Mars Merger Sub I Corp.

By:	/s/ Karl Brenza
Name:	Karl Brenza
Title:	Director

Company Merger Sub:
Mars Merger Sub II LLC

By:	/s/ Karl Brenza
Name:	Karl Brenza
Title:	Member

The Company:
ScanTech Identification Beam Systems, LLC

By:	/s/ Dolan Falconer
Name:	Dolan Falconer
Title:	Chief Executive Officer and President

The Seller Representative:
Dolan Falconer, solely in the capacity as the Seller Representative hereunder

By:	/s/ Dolan Falconer
Name:	Dolan Falconer

[Signature Page to Amendment No. 4 to Business Combination Agreement]